Exhibit 99.1

WD-40 COMPANY REPORTS SECOND QUARTER SALES AND EARNINGS

SAN DIEGO-April 5, 2012/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the second quarter ended February 29, 2012 of $86.0 million, an increase of 9% from the second quarter last fiscal year. Year-to-date net sales were $170.9 million, up 7% from the same period last fiscal year.

Net income for the second quarter was $10.6 million, an increase of 16% compared to the prior year fiscal quarter. Year-to-date net income was $17.4 million, a decrease of 4% from the prior fiscal year period.

Summary

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Second quarter multi-purpose maintenance products sales, which include the WD-40® multi-use product, 3-IN-ONE®, BLUE WORKS® and the WD-40 SpecialistTM product lines, were $71.4 million, up 9% from the same period last fiscal quarter, and $142.2 million year-to-date, up 8% from the same period last fiscal year. The multi-purpose maintenance products are considered a primary focus for the Company. Homecare and cleaning products sales, which include all other brands, were $14.6 million for the second quarter, up 6%, and were $28.7 million year-to-date, up 2%, both as compared to the prior fiscal year periods. The U.S. homecare and cleaning products are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as the multi-purpose maintenance products sales grow.

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Americas segment sales in the second quarter were $46.0 million, up 21% compared to the second quarter last fiscal year and were $86.7 million year-to-date, up 12% compared to the prior fiscal year period. Europe segment sales in the second quarter were $28.0 million, down 12% and were $58.1 million year-to-date, down 7% compared to the same periods last fiscal year. Asia-Pacific segment sales were $11.9 million in the second quarter, up 28% and were $26.1 million year-to-date, up 29% compared to the same periods last fiscal year.

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Diluted earnings per share were $0.65 in the second quarter, compared to $0.53 per share for the same quarter last fiscal year. Year-to-date diluted earnings per share were $1.07 compared to $1.06 in the same period last fiscal year.

“We are pleased with our overall results during the quarter and our tribe continues to deliver on our key strategic initiatives,” said Garry Ridge, WD-40 Company president and chief executive officer. “This continued focus on the key areas of our business has, and will continue to ensure we stay focused on our long-term results.”

Net sales by segment as a percent of total net sales were as follows: for the Americas, 53% for the second quarter and 51% year-to-date; for Europe, 33% for the second quarter and 34% year-to-date; and, for Asia-Pacific, 14% for the second quarter and 15% year-to-date.

“We continue to see short-term challenges in certain parts of Europe, but expect to return to our traditional growth patterns there as we get through the impact of what we see as a macroeconomic ‘storm’ rather than a ‘climate change’,” Ridge said. “In China, we continue to be encouraged by our progress in building long-term sustainable growth. In the past several years, we have made great progress as we increase our local knowledge to understand how to best reach our target end users, to strengthen our operations and infrastructure, and methodically maintain momentum to execute on our goals for this complex yet promising market.”

Foreign currency exchange rates positively affected net sales by $0.1 million for the second quarter and $1.2 million year-to-date as compared to the prior fiscal year periods.

Gross margin was 49.0% in the second quarter compared to 51.8% in the same quarter last fiscal year. Year-to-date, gross margin was 48.8%, compared to 51.4% in the same period last fiscal year.

“We did not hit our gross margin target of 50% or above during the quarter primarily due to the rising cost of petroleum-based materials and aerosol cans which were partially offset by the positive impacts of sales price increases we had previously taken.” Ridge said. “While we have been monitoring oil costs as they rise and would like to see these costs roll back a little, we would be prepared to make price increase adjustments to offset their impact, if need be.”

Selling, general and administrative expenses were up 1% in the second quarter to $21.9 million and were up 3% year-to-date to $44.5 million as compared to the same periods last fiscal year.

Advertising and sales promotion expenses were down 8% in the second quarter to $4.9 million compared to the same period last fiscal year and were up 12% year-to-date to $12.8 million compared to the same periods last fiscal year.

“During the quarter we had lower investments in advertising and promotions due to decreased promotional activities in the Europe segment and lower costs associated with promotional programs conducted in the Americas segment,” Ridge said. “We expect these investments to normalize during the remainder of the year.”

“Following a successful pilot last fall, we launched five new products in the new WD-40 SpecialistTM product line across the U.S. in the second quarter and while we are still in early stages of market acceptance, we are confident in the direction we have taken. This is the beginning of the Company’s journey to offer a greater diversity of WD-40 branded products within adjacent categories where we can meet end user needs.” Ridge said. “We are tracking well in our U.S. rollout and are just beginning our roll out in Europe.”

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 20, 2012 the regular quarterly dividend of $0.29 per share payable on April 30, 2012 to shareholders of record on April 13, 2012.

On December 13, 2011, the board of directors authorized a buyback up to $50.0 million of the Company’s outstanding shares expiring on December 12, 2013. During the second quarter of 2012, WD-40 Company acquired 94,637 shares at a total cost of $4.1 million under the plan.

Fiscal Year 2012 Guidance

WD-40 Company expects fiscal year 2012 net sales of $353.0 million to $370.0 million. The Company expects net income of $37.2 million to $39.2 million and diluted earnings per share of $2.33 to $2.45 based on an estimated 16.0 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 50.0%. The Company expects advertising and promotion expenses of 7.0% to 8.0% of net sales.

“Our tribe continues to focus and execute on our five core strategic initiatives that will bring us the long-term growth we are after,” Ridge said. “Our strategic initiatives include maximizing the WD-40 brand, being the global leader in our product categories, long-term innovation efforts to ensure profitable growth of the company, developing strategic business relationships and the continued development of our people.”

More detailed information will be available in WD-40 Company’s Form 10-Q which will be filed on April 9, 2012.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products - WD-40® multi-use product and, 3-IN-ONE®, BLUE WORKS® and WD-40 SpecialistTM product lines. The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $336 million in fiscal year 2011. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign currency exchange rates, the introduction of new products and fluctuating global market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share amounts)

	February 29, 2012	August 31, 2011
Assets
Current assets:
Cash and cash equivalents	$67,695	$56,393
Short-term investments	554	533
Trade accounts receivable, less allowance for doubtful accounts of $394 and $412 at February 29, 2012 and August 31, 2011, respectively	59,599	58,324
Inventories	25,884	17,604
Current deferred tax assets, net	4,850	4,849
Assets held for sale	—	879
Other current assets	4,509	4,574

Total current assets	163,091	143,156
Property and equipment, net	9,227	8,482
Goodwill	95,324	95,452
Other intangible assets, net	28,659	29,933
Other assets	2,693	2,754

Total assets	$298,994	$279,777

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,063	$19,373
Accrued liabilities	16,741	15,258
Current portion of long-term debt and short-term borrowings	40,000	10,715
Accrued payroll and related expenses	4,879	7,471
Income taxes payable	1,771	1,413

Total current liabilities	87,454	54,230
Long-term deferred tax liabilities, net	23,017	21,813
Deferred and other long-term liabilities	1,991	2,508

Total liabilities	112,462	78,551

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,030,911 and 18,948,868 shares issued at February 29, 2012 and August 31, 2011, respectively; and 15,887,864 and 16,367,913 shares outstanding at February 29, 2012 and August 31, 2011, respectively	19	19
Additional paid-in capital	118,684	117,022
Retained earnings	184,398	176,008
Accumulated other comprehensive loss	(2,419)	(358)
Common stock held in treasury, at cost — 3,143,047 and 2,580,955 shares at February 29, 2012 and August 31, 2011, respectively	(114,150)	(91,465)

Total shareholders’ equity	186,532	201,226

Total liabilities and shareholders’ equity	$298,994	$279,777

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Net sales	$85,966	$79,206	$170,911	$160,133
Cost of products sold	43,823	38,160	87,430	77,865

Gross profit	42,143	41,046	83,481	82,268

Operating expenses:
Selling, general and administrative	21,907	21,629	44,544	43,278
Advertising and sales promotion	4,947	5,375	12,763	11,444
Amortization of definite-lived intangible assets	580	181	1,165	363

Total operating expenses	27,434	27,185	58,472	55,085

Income from operations	14,709	13,861	25,009	27,183
Other income (expense):
Interest income	69	53	121	108
Interest expense	(83)	(219)	(325)	(541)
Other income (expense), net	8	(119)	(172)	78

Income before income taxes	14,703	13,576	24,633	26,828
Provision for income taxes	4,119	4,468	7,257	8,641

Net income	$10,584	$9,108	$17,376	$18,187

Earnings per common share:
Basic	$0.66	$0.53	$1.08	$1.07

Diluted	$0.65	$0.53	$1.07	$1.06

Shares used in per share calculations:
Basic	15,953	16,994	16,014	16,895

Diluted	16,069	17,172	16,137	17,081

Dividends declared per common share	$0.29	$0.27	$0.56	$0.54

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Six Months Ended
	February 29, 2012	February 28, 2011
Operating activities:
Net income	$17,376	$18,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,475	1,844
Net losses on sales and disposals of property and equipment	33	95
Deferred income taxes	383	244
Excess tax benefits from settlements of stock-based equity awards	(320)	(706)
Stock-based compensation	1,678	1,904
Unrealized foreign currency exchange losses (gains), net	820	(164)
Provision for bad debts	44	31
Changes in assets and liabilities:
Trade accounts receivable	(2,865)	(7,136)
Inventories	(8,408)	(5,182)
Other assets	17	3,580
Accounts payable and accrued liabilities	6,676	2,893
Accrued payroll and related expenses	(3,837)	(10,142)
Income taxes payable	1,618	2,468
Deferred and other long-term liabilities	(516)	43

Net cash provided by operating activities	15,174	7,959

Investing activities:
Purchases of property and equipment	(2,314)	(1,286)
Proceeds from sales of property and equipment	1,033	100
Purchases of short-term investments	(531)	—
Maturities of short-term investments	516	—

Net cash used in investing activities	(1,296)	(1,186)

Financing activities:
Repayments of long-term debt	(10,715)	(10,714)
Proceeds from revolving credit facility	89,600	—
Repayments of revolving credit facility	(49,600)	—
Dividends paid	(8,986)	(9,159)
Proceeds from issuance of common stock	984	11,531
Treasury stock purchases	(22,685)	(9,552)
Excess tax benefits from settlements of stock-based equity awards	320	706

Net cash used in financing activities	(1,082)	(17,188)

Effect of exchange rate changes on cash and cash equivalents	(1,494)	2,012

Net increase (decrease) in cash and cash equivalents	11,302	(8,403)
Cash and cash equivalents at beginning of period	56,393	75,928

Cash and cash equivalents at end of period	$67,695	$67,525